Exhibit 10.3(ab)

August 30, 2019

Dear Dan,

We are pleased to extend to you the following offer of employment with ADTRAN, Inc., as Chief Product Officer reporting to Thomas R. Stanton, located at ADTRAN headquarters, Huntsville, Alabama.

Your compensation will include a bi-weekly paid salary of USD $15,000 (gross) resulting in an annualized salary of USD $390,000.00 (gross).

You will be recommended to participate in the Variable Incentive Compensation Plan with a target incentive compensation of $234,000 or 60% of base salary.

In appreciation for our decision to join us, you will receive a hiring bonus of $100,00.00 (gross)    paid 50% at the 6-month anniversary of your joining date and the remaining 50% at the one-year anniversary. Payout of the bonus requires your successful completion of key objectives to be determined by CEO. If you voluntarily leave the employ of ADTRAN within the first twelve  months of  your hire date, you will be responsible to reimburse the Company for the hiring bonus   paid to you. Additionally, you will be required to reimburse the Company for the hiring bonus paid  to you if you fail to relocate your family within twelve months of your hiring date. In the event of extenuating, unforeseen family circumstances that could delay the move of your family (e.g. death, serious medical conditions, etc.), the Company agrees that the requirement to relocate within twelve months may be extended.

In addition, you will receive:

•   3 weeks of accrued vacation

•   Eligibility for life, health, dental and disability insurance

This offer of employment contains a relocation package (E). Please refer to the attachment for details. If you elect to voluntarily terminate your employment with ADTRAN, or are terminated  for cause during the 12-month period immediately following your start date in your new location,  you will be required to repay ADTRAN all costs associated  with your relocation. According to    IRS regulations some elements of relocation expenses are considered taxable income. You should consult your tax person regarding the possible tax impacts of your relocation.

Subject to Board of Directors' approval, you will be granted:

•	A restricted stock unit award with respect to 9,700 shares of ADTRAN common stock vesting over a four-year period.
•	A performance stock unit award with respect to 9,700 shares of ADTRAN common stock vesting over a three-year period.
•	A performance stock unit award with respect to 44,944 shares of ADTRAN common stock vesting over a three-year period. (Overlay- One-Time Performance Share CAGR Award)

You are eligible to enroll in the ADTRAN 401(k) plan upon hire. You may defer up to 60% of your eligible income up to the IRS annual maximum. ADTRAN will match eligible 40l(k) contributions after a plan participant completes 12 months of service. Matching contributions will equal 100% of the first 3% contributed and 50% of the next 2% contributed up to a maximum matching contribution of 4%. Company matching contributions will begin on the first anniversary of employment and are applied retroactively to all contributions made during the calendar year in which you become match eligible.

This offer is contingent upon the successful outcome of the following:

•   Background check

•   Substance Abuse examination

Your tentative start date will be September 16, 2019.

Your decision should be given to us within seven days of the offer date. ADTRAN is an at-will employer which means that you or the company may terminate employment, with or without cause, with reasonable notice.

Dan, we are very impressed with your background and extensive experience. We are looking forward to the contribution you can make here at ADTRAN.

Please acknowledge your decision by signing this letter below. Sincerely,

/s/ Joia Thompson

Vice President, Human Resources ADTRAN

/s/ Dan WhalenDate: 8/31/19

Daniel T. Whalen